Exhibit 99.1

FORM OF INSTRUCTIONS
AS TO USE OF
SUSSEX BANCORP
SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Sussex Bancorp, a New Jersey corporation (“Sussex”), to the holders of record (the “Recordholders”) of its common stock, no par value per share (the “Common Stock”), as described in the prospectus dated                  , 2013 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., New York City time, on May 31, 2013 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). In the Rights Offering, Sussex is offering up to 1,198,300 Underlying Shares.

Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on                 , 2013, unless extended (the “Expiration Time”). Each Right allows the holder thereof to subscribe for 0.35 shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $             per share (the “Subscription Price”), subject to the subscription limitations described below. For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, it would receive 100 Rights and would have the right to purchase 35 shares of Common Stock for the Subscription Price, subject to the Ownership Restrictions.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by shareholders through the exercise of their Basic Subscription Right (the “Unsubscribed Shares”), subject to the subscription limitations described below, and the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Privilege. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Privilege based on the number of shares each person subscribed for under the Basic Subscription Right, subject to the subscription limitations described below. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, subject to the subscription limitations described below, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier.

Sussex will not issue shares of common stock pursuant to the exercise of the over-subscription privilege to the extent it would result in beneficial ownership, upon completion of the offering, of any shareholder of more than the greater of (i) 4.9% of the total outstanding shares of its common stock or (ii) such shareholder’s percentage of beneficial ownership on the record date for the rights offering. Further, Sussex will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any shareholder whose beneficial ownership, in our sole opinion, would exceed 9.9% of total outstanding shares of common stock, upon completion of the offering. The foregoing restrictions are collectively referred to as the “subscription limitations.” Any subscription rights exercised for common stock that would cause the holder to exceed the subscription limitations will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it may purchase pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Recordholder, assuming that no shareholder other than such Recordholder purchases any shares of Common Stock pursuant to their Basic Subscription Right and Over-Subscription Privilege.

Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Right and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Sussex will not be required to issue shares of our Common Stock to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. Sussex may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If Sussex elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Time. The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”).

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Rights printed on the face of the Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the number of shares you elect to subscribe for pursuant to the Over-Subscription Privilege. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Right plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to American Stock Transfer and Trust Company, LLC, as Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at JPMorgan Chase Bank, ABA No. 021000021, Account Number [             ] (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

The Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

By Mail, Hand, Express mail, Courier, or Other
Expedited Service:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Telephone Number for Confirmation:
(877) 248-6417 or (718) 921-8317

Telephone Number for Information:
(877) 478-5038 or (212) 493-3910
AST Phoenix Advisors, Information Agent

or the Subscription Agent at (977) 248-6417 or (718) 921-8317.

Delivery to an address other than those above does not constitute valid delivery.

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By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form of the Notice of Guaranteed Delivery included with these instructions, from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Time together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Rights Certificate or Rights Certificates held by you, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Right, the number of additional shares of Common Stock you wish to subscribe for pursuant to the Over-Subscription Privilege and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Rights Certificate or Rights Certificates evidencing such Rights within three (3) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Rights Certificate or Rights Certificates evidencing the Right or Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No. (718) 234-5001). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address set forth above, or by calling Phoenix Advisory Partners, the Information Agent, at (877) 478-5038 or (212) 493-3910 or by calling the Subscription Agent at the telephone numbers set forth above.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent, subject to the subscription limitations. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Sussex, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

Sussex can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. Sussex will not be able to satisfy a recordholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it, subject to the subscription limitations, as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

•	To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege, subject to the subscription limitations. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

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2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Right. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will issue shares of Common Stock issuable with respect to shares purchased pursuant to the Basic Subscription Right. All of such shares will be issued in book entry (“DRS”) form, unless a shareholder requests a stock certificate. The Subscription Agent will issue DRS confirmations to each Record Holder confirming the number of shares of Common Stock acquired.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will issue to each Record Holder that validly exercises the Over-Subscription Privilege the number of shares of Common Stock, if any, allocated to such Record Holder pursuant to shares purchased pursuant to the Over-Subscription Privilege, subject to the subscription limitations. All of such shares will be issued in book entry form, unless a shareholder requests a stock certificate. The Subscription Agent will issue DRS confirmations to each Record Holder confirming the number of shares of Common Stock acquired.

(c) Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price the Subscription Agent will be mailed to each Rights holder, without interest.

3.	Sale of Transfer of Rights.

The Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4.	Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. However, if you elect to exercise your Rights, Sussex urges you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, Recordholders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

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6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised subscribed for pursuant to the Basic Subscription Right and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege.

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